Exhibit 5.1

December 4, 2015

Motorola Solutions, Inc.

1303 E. Algonquin Road

Schaumburg, IL 60196

RE: Registration Statement on Form S-3 (No. 333- )

Ladies and Gentlemen:

We have acted as special counsel to Motorola Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to (A) the 2.0% Convertible Senior Notes due 2020 (the “Notes”) issued by the Company pursuant to the terms of (i) the Investment Agreement, dated as of August 4, 2015, by and among the Company, Silver Lake Partners IV, L.P., Silver Lake Partners IV Cayman (AIV II), L.P. and, following the execution of joinders thereto, SLP IV Mustang Holdings, L.P. and SLP IV Mustang Holdings II, L.P. (the “Investment Agreement”) and (ii) the Indenture, dated as of August 25, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”); and (B) the shares of common stock, par value $0.01per share of the Company to be issued upon the conversion of the Notes, if any (the “Conversion Shares”) pursuant to the Indenture.

For the purposes of giving this opinion, we have examined the Registration Statement, the Investment Agreement, the Indenture and the amended and restated certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations

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December 4, 2015

as we have deemed relevant and necessary in connection with this opinion, and have assumed the accuracy of and compliance with such records, agreements, documents and other instruments. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed the valid authorization, execution and delivery of the Investment Agreement and the Indenture by each party thereto, the accuracy of representations and warranties set forth therein, compliance of covenants and agreements set forth therein, and we have assumed that each party thereto (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, that each party thereto has the legal capacity, power and authority to perform its obligations thereunder, that each party thereto has not and will not take any action or enter into any agreement, document, arrangement or transaction which may in any way prohibit or restrict its ability to perform its obligations thereunder or the Company’s ability to issue Conversion Shares under its amended and restated certificate of incorporation and bylaws and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), are effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder) and all Notes and Conversion Shares have been and will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that: (a) as of the date hereof, the Notes are valid and binding obligations of the Company, and (b) any Conversion Shares to be issued by the Company upon the conversion of the Notes pursuant to the terms of the Investment Agreement and the Indenture are or will be, upon issuance, legally authorized and, when the Conversion Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Investment Agreement and the Indenture, such Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; and (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty. We express no opinion as to whether, or

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the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or Conversion Shares and their governing documents. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the transactions governed by the Investment Agreement and the Indenture.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Notes and Conversion Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz